Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Gregory Ambro Chief Financial Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Cara O'Brien (212) 850-5651

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE & EMAIL/FAX LIST: SFGOT/ESFGOT

FOR RELEASE ON MONDAY, DECEMBER 13th at 6:30 A.M. E.S.T.

GOTTSCHALKS ANNOUNCES AMENDMENT AND EXTENSION
TO CREDIT FACILITY

FRESNO, CA - December 13, 2004 - Gottschalks Inc. (NYSE: GOT) today announced that it has completed an amendment and extension of its credit agreement with GE Commercial Finance's Corporate Lending business.The amended terms of the financing agreement extend the maturity date of the revolving credit facility by two years to February 28, 2009. Additionally, the amended agreement allows for Gottschalks to pay down the principal on its $22.2 million subordinated note with El Corte Ingles by up to $8 million over the next five years. The term of the subordinated note has also been extended to May 9, 2009. With the exception of the pay down of principal on the subordinated note, the terms and conditions of both agreements remain essentially unchanged and no additional fees will be incurred with respect to the extensions.

"We are very pleased with the amended terms of our credit facility and the continued cooperation and support of our lenders," said Gregory Ambro, chief administrative and financial officer. "We continue to focus on reduction of our interest expense. The successful completion of this amended credit agreement is another example of our commitment to reduce our total debt and lower our interest costs in the long term."

About Gottschalks

Gottschalks is a regional department store chain, currently operating 63 department stores and 10 specialty apparel stores in six western states, including California (39), Washington (12), Alaska (6), Oregon (2), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission.